UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 27, 2024

IRONWOOD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34620	04-3404176
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File No.)	Identification No.)

100 Summer Street, Suite 2300

Boston, Massachusetts 02110

(Address of principal executive offices)

(617) 621-7722

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	IRWD	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

First Amendment to Revolving Credit Agreement

On September 27, 2024, Ironwood Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Ironwood”), entered into Amendment No. 1 to Credit Agreement (the “Amendment”) by and among the Company, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Agent”), collateral agent, a letter of credit issuer and a lender, and the other agents, lenders and letter of credit issuers parties thereto (the “Lenders”), which amends that certain Credit Agreement, dated May 21, 2023, by and among the Company, the Lenders from time to time party thereto and the Agent (the “Existing Credit Agreement”; the Existing Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”).

Pursuant to the Existing Credit Agreement, the Lenders have provided to Ironwood a $500 million secured revolving credit facility (the “Revolving Credit Facility”), which includes a $10 million letter of credit subfacility. The outstanding principal balance on the Revolving Credit Facility was $400 million as of the date the parties entered into the Amendment. The parties have entered into the Amendment to, among other things, increase the quantum of the Revolving Credit Facility from $500 million to $550 million. The Amendment also extends the maturity date of the Revolving Credit Facility to the earlier of (i) December 31, 2028 and (ii) the date that is 91 days prior to the stated maturity date of Ironwood’s existing convertible notes then outstanding, unless, in the case of clause (ii), Ironwood’s minimum liquidity equals or exceeds certain agreed levels.

Additionally, the Amendment increases Ironwood’s permitted maximum consolidated secured net leverage ratio to (i) 3.50 to 1.00 until the end of the final calendar quarter of 2025 (the “Initial Period”), (ii) 3.25 to 1.00 until the end of the first calendar quarter of 2026 (the “Interim Period”) and (iii) 3.00 to 1.00 thereafter. The Amendment allows Ironwood to elect to increase the permitted maximum consolidated secured net leverage ratio to (i) 4.00 to 1.00 during the Initial Period, (ii) 3.75 to 1.00 during the Interim Period and (iii) 3.50 to 1.00 thereafter, in each case for up to four fiscal quarters in the event Ironwood consummates an acquisition for consideration in excess of $50 million, and subject to certain limitations on how often this election can be made. These covenants and limitations are more fully described in the Amended Credit Agreement.

The Revolving Facility is subject to the same affirmative and negative covenants and events of default as currently set forth in the Existing Credit Agreement, except as otherwise described herein or as provided for in the Amendment.

The above summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 above under the heading “First Amendment to Revolving Credit Agreement” is incorporated herein by reference.

Item 8.01.	Other Events.

CNP-104

In the third quarter of 2024, the Company received from COUR Pharmaceutical Development Company, Inc. (“COUR”) the topline data from COUR’s Phase II Clinical study for the treatment of primary biliary cholangitis. On September 27, 2024, the Company notified COUR of its decision not to exercise the option to acquire an exclusive license to CNP-104. As a result, the collaboration and license option agreement between the Company and COUR will terminate, and the Company will retain no rights and will have no obligations related to CNP-104.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Amendment No. 1 to Revolving Credit Agreement, dated September 27, 2024, by and among Ironwood Pharmaceuticals, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, collateral agent, a letter of credit issuer and a lender, and the other agents, lenders and letter of credit issuers parties thereto
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and exhibits to the Revolving Credit Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Ironwood will furnish copies of any such schedules and exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2024	Ironwood Pharmaceuticals, Inc.

	By:	/s/ Sravan K. Emany
		Name:	Sravan K. Emany
		Title:	Senior Vice President, Chief Operating Officer and Chief Financial Officer